NIP Group Inc. – Class A Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Number

Shares

Share Capital is US$50,000 divided into 500,000,000 Ordinary shares of par value of US$0.0001 each, comprising
(a) 461,995,682 Class A Ordinary Shares of par value of USD$0.0001 each
(b) 24,641,937 Class B1 Ordinary Shares of par value of USD$0.0001 each and
(c) 13,362,381 Class B2 Ordinary Shares of par value of USD$0.0001 each

THIS IS TO CERTIFY THAT

is the registered holder of

Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED for and on behalf of the said Company on by:

DIRECTOR --